Exhibit 99.2

[FTD LOGO]

Contact Information:	FTD Group, Inc. Jandy Tomy Investor Relations (630) 724-6984 jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Announces Secondary Offering of Six Million Shares of Common Stock

        DOWNERS GROVE, IL.—Wednesday, February 21, 2007—FTD Group, Inc. (NYSE: FTD), a leading provider of floral products and services, today announced that affiliates of Leonard Green & Partners, L.P. ("LGP"), and certain members of management are offering 6,000,000 shares of FTD Group, Inc.'s ("FTD") common stock in a public offering. The underwriters will have a 30-day period to exercise an option to purchase 900,000 additional shares. The offering is being underwritten by Goldman, Sachs & Co., Merrill Lynch & Co. and William Blair & Company.

        FTD will not receive any proceeds from the offering. The offering would reduce LGP's holdings in FTD from approximately 55% to approximately 33% of FTD's outstanding shares of common stock as of February 16, 2007, assuming the underwriters' option is exercised. Management is expected to sell approximately 575,000 shares, assuming the underwriters' option is exercised.

        To obtain a copy of the preliminary prospectus supplement and related base prospectus for this offering, please contact Goldman, Sachs & Co., attention: Prospectus Department, 85 Broad Street, Concourse Level, New York, NY 10004, by fax at (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com or contact Merrill Lynch & Co. at 4 World Financial Center, New York, New York 10080 or by phone at (212) 449-1000.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

ABOUT FTD GROUP, INC.
FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business is supported by the highly recognized FTD and Interflora brands. Both brands utilize the Mercury Man logo, which is displayed in approximately 45,000 floral shops globally. The consumer businesses operate primarily through Web sites in the U.S., Canada, the U.K. and the Republic of Ireland and are complemented by the florist businesses which provide products and services to the Company's independent members.

3113 Woodcreek Drive • Downers Grove, IL 60515
Main Phone: (630) 719-7800